Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT is made as of July 2, 2010.

BETWEEN:

BE RESOURCES INC., a corporation incorporated under the laws of the State of Colorado and having its head office at 107 Hackney Circle, P.O. Box 684, Elephant Butte, NM, 87935

(Hereinafter referred to as the “Corporation”)

OF THE FIRST PART,

– AND –

FIRST CANADIAN CAPITAL CORP., a corporation incorporated under the laws of the Province of Ontario and having its head office at 155 Rexdale Blvd., Suite 502, Toronto, Ontario, M9W 5Z8

(Hereinafter referred to as the “Consultant”)

OF THE SECOND PART.

WHEREAS the Corporation carries on business as a mineral exploration/mining company;

AND WHEREAS the Corporation wishes to raise investor awareness, attract investment and find strategic, financial partners;

AND WHEREAS the Corporation is desirous of retaining the Consultant to provide consulting services in connection with the business of the Corporation;

AND WHEREAS the Consultant is desirous of providing such services to the Corporation, on the terms and subject to the conditions herein set out;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein, it is agreed as follows:

ARTICLE ONE – CONSULTING SERVICES

1.1

Retainer. The Corporation hereby agrees to retain the Consultant to provide the Corporation with consulting services consisting of Investor Relations and Corporate Communications. The Consultant will use the Consultant’s proprietary database to contact, with information provided by the Corporation, retail brokers, portfolio managers, analysts, individual investors, letter writers and media contacts.

1.2

Term of Agreement. This agreement shall remain in full force and effect for a period of twelve months from the date of execution, subject to earlier termination as hereinafter provided, with the said term being capable of extension by mutual written agreement of the parties hereto.

1.3

Board Policy and Instructions. The Consultant covenants with the Corporation that it will act in accordance with any policy of and carry out all reasonable instructions of the board of directors of the Corporation. The Consultant acknowledges that such policies and instructions may limit, restrict or remove any power or discretion which might otherwise have been exercised by the Consultant.

1.4	Remuneration. The Corporation shall pay the Consultant as follows:

a.

a fee of $5,000 per month, plus applicable taxes, for basic services. The first three months’ fees ($15,000 plus applicable taxes) are due upon execution of this agreement and subsequent payments of $5,000 plus applicable taxes are to be made at the beginning of each month of service thereafter;

b.

the Corporation shall grant to the Consultant options to purchase a total of 300,000 common shares in the capital of the Corporation at an exercise price of US$0.31 per share. The options will vest in accordance with the policies of the TSX Venture Exchange and will be exercisable as follows:

(i)	the right to purchase 75,000 shares shall vest and be exercisable at or after October 2, 2010;

(ii)	the right to purchase an additional 75,000 shares shall vest and be exercisable at or after January 2, 2011;

(iii)	the right to purchase an additional 75,000 shares shall vest and be exercisable at or after April 2, 2011; and

(iv)	the right to purchase an additional 75,000 shares shall vest and be exercisable at or after July 2, 2011.

The vesting described in (i) through (iv) above shall be subject to the further condition that the Consultant shall continue to be providing service to the Corporation on the relevant date described therein.

The options to purchase common shares of the Corporation set out in this subsection 1.4(b) will expire and terminate upon the earlier of (the “Expiry Date”): (a) July 2, 2012; and (b) 30 days after the Consultant ceases to provide any and all services set out herein.

If the Consultant is requested to provide any other services in addition to those described herein, the terms and conditions relating to such services will be outlined in a separate agreement and the fees for such services will be negotiated separately and in good faith.

ARTICLE TWO – COVENANTS

2.1

Delegation of Services. The Corporation acknowledges and agrees that the Consultant may utilize the services of other investor relations organizations if deemed advisable by the Consultant and approved by the Corporation.

2.2

Compliance with Law. The Consultant agrees that in providing the services described in this agreement, it shall comply with all laws and regulations which may be applicable to the Consultant or the Corporation, including securities statutes and regulations and the rules and regulations of any exchange on which the securities of the Corporation may be listed or any market where those securities may be quoted.

ARTICLE THREE – CONFIDENTIALITY

3.1

Confidential Information. The Consultant covenants and agrees that it shall not disclose to anyone any confidential information with respect to the business or affairs of the Corporation other than with the consent of the Corporation. The Consultant agrees that in order to implement the foregoing covenant, it shall use commercially reasonable efforts to insure that any confidential information is treated as such by Consultant’s employees and consultants, which measures shall include at least those procedures utilized by the Consultant to protect its own confidential information.

3.2

Return of Property. Upon expiry or termination of this agreement, the Consultant shall return to the Corporation any property, documentation or confidential information which is the property of the Corporation and in the possession of the Consultant.

3.3

Promotion of Corporation’s Interests. The Consultant shall and will faithfully serve and use its best efforts to promote the interests of the Corporation, shall not use any information it may acquire with respect to the business and affairs of the Corporation for its own purposes or for any purposes other than those of the Corporation or its affiliates.

ARTICLE FOUR -- TERMINATION

4.1

Termination of Agreement. There will be a mutual review, after six months of the term of this agreement has elapsed, at which time either party may terminate the agreement upon written notice being given to that effect by either party to the other on or before the day (the “Early Termination Date”) that is 10 business days after such six month period, and upon such written notice being provided, this agreement shall terminate on the Early Termination Date. If, following the review, the parties determine that this agreement will continue, termination of this agreement after the Early Termination Date will require thirty (30) days prior written notice from either party. The obligations of the Consultant under this agreement shall terminate upon the earlier of the Consultant ceasing to be retained by the Corporation or the termination of this agreement by the Corporation or the Consultant as hereinbefore provided, provided that, notwithstanding any termination of this agreement, the options granted to the Consultant and vested pursuant to subsection 1.4(b) hereof shall be exercisable to the extent provided in subsection 1.4(b).

ARTICLE FIVE – CAPACITY

5.1

Capacity of Consultant. It is acknowledged by the parties hereto that the Consultant is being retained by the Corporation in the capacity of independent contractor and not as an employee of the Corporation. The Consultant and the Corporation acknowledge and agree that this agreement does not create a partnership or joint venture between them.

5.2

Management Information. The Consultant shall receive regular reports from management of the Corporation to ensure that the Consultant is fully informed regarding the operations of the Corporation and that the Consultant’s information needs are presented to the management of the Corporation.

ARTICLE SIX – GENERAL CONTRACT PROVISIONS

6.1

Notices. All notices, requests, demands or other communications (collectively, “Notices”) by the terms hereof required or permitted to be given by one party to the other party, or to any other person shall be given in writing by personal delivery or facsimile transmission to such other party as follows:

(a)	To the Corporation at:	107 Hackney Circle, P.O Box 684, Elephant Butte, NM
87935 Fax: (575) 744-5801

(b)	To the Consultant at:	155 Rexdale Blvd., Suite 309, Toronto, ON
M9W 5Z8 Fax (416) 742-6410

Or at such other address or facsimile number as may be given by such person to the other parties hereto in writing from time to time. Any Notice will, unless delivered personally to the addressee or to a responsible officer of the addressee, as applicable, will be given by facsimile and will be deemed to have been given when: (i) in the case of a notice delivered personally to the addressee or a responsible officer of the addressee, when so delivered; and (ii) in the case of a notice delivered or given by facsimile, on the first business day following the day on which it is sent.

6.2

Additional Conditions. The parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part thereof.

6.3

Counterparts. This agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

6.4	Time of the Essence. Time shall be of the essence of this agreement and of every part hereof and no extension or variation of this agreement shall operate as a waiver of this provision.

6.5

Entire Agreement. This agreement constitutes the entire agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and not made a part hereof. This agreement may not be amended or modified in any respect except by written instrument signed by all the parties hereto. Any schedules referred to herein are incorporated herein by reference and form part of this agreement.

6.6	Enurement. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

6.7	Assignment. This agreement is personal to the Consultant and may not be assigned by the Consultant without the prior consent of the Corporation.

6.8	Currency. Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of Canada.

6.9	Headings for Convenience Only. The division of this agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this agreement.

6.10	Governing Law. The agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.11

Gender. In this agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the word “person” shall include an individual, a trust, a partnership, a body corporate, an association or other incorporated or unincorporated organization or entity.

6.12

Calculation of Time. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a business day, then the time period in question shall end on the first business day following such non-business day.

6.13

Legislation References. Any references in this agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

6.14

Severability. If any Article, Section or any portion of any Section of this agreement is determined to be unenforceable or invalid for any reason whatsoever that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this agreement.

6.15

Transmission by Facsimile. The parties hereto agree that this agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of the agreement bearing original signatures forthwith upon demand.

IN WITNESS WHEREOF the parties have duly executed this Consulting Agreement as of the 7th day of July, 2010

FIRST CANADIAN CAPITAL CORP.

By: /s/ Jason Monaco
       Name: Jason Monaco
       Title: President and CEO

BE RESOURCES INC.

By: /s/ David Tognoni
       Name: David Tognoni
       Title: President and CEO